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                              Exhibit 23(d)(2)(ee)

Amendment to Investment Sub-Advisory Agreement - TA IDEX Legg Mason Partners All
                                      Cap

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                            NOTICE OF AND CONSENT TO
                       TRANSFER OF SUB-ADVISORY AGREEMENT

          Reference is made to the Sub-Advisory Agreement between Salomon Brothers Asset Management Inc ("SaBAM") and Transamerica Fund Advisors, Inc. ("Transamerica") on behalf of TA IDEX Salomon All Cap, a separate series of Transamerica IDEX Mutual Funds (the "Trust") dated the 1st day of December, 2005 (the "Agreement").

                                    RECITALS

               SaBAM is currently a wholly owned subsidiary of Legg Mason, Inc. ("Legg Mason"). Due to an internal reorganization ("Reorganization") by Legg Mason, SaBAM's investment operations are being consolidated with other investment operations into ClearBridge Advisors, LLC ("ClearBridge"), a recently-organized subsidiary of Legg Mason.

          As a result of the Reorganization, ClearBridge will continue the business previously conducted by SaBAM and will serve as the sub-adviser to the Trust (the "Transfer").

          The above referenced Transfer will not result in a change of actual control or management, which would result in an automatic termination of the Agreement due to "assignment" pursuant to Section 2(a)(4) of the 1940 Act, and Rule 2a-6 thereunder. Legg Mason has obtained an opinion from its legal counsel, Willkie Farr & Gallagher, LLP, ("Willkie Farr") confirming its conclusion that the transactions will not result in an actual change in control or management, a copy of which opinion is attached hereto.

          NOW, THEREFORE, in consideration of the premises:

     1. Subject to the approval of the Board of Trustees of the Trust for ClearBridge to serve as a subadviser of the Trust, effective October 27, 2006:

               a. SaBAM assigns all duties and obligations, and associated liabilities arising out of the Agreements to ClearBridge; and

               b. ClearBridge hereby agrees to assume all duties and obligations, and associated liabilities arising out of the Agreement and to become a party to said Agreement upon the terms and conditions set forth therein, standing in the stead of SaBAM.

     2. The Investment Adviser and the Trust consent to the assignment of the Agreement.

     3. Any reference to TA IDEX Salomon All Cap is now revised to mean TA IDEX Legg Mason Partners All Cap.

     4. All terms and conditions of the Agreement are hereby confirmed by all parties.

     5. ALL TERMS AND CONDITIONS SET FORTH IN THE AGREEMENT ARE HEREBY CONFIRMED AND REMAIN IN FULL FORCE AND EFFECT.

          IN WITNESS WHEREOF, the parties have caused this Notice of and Consent to Assignment of Sub-Advisory Agreement to be executed by their respective officers.

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ACCEPTED AND AGREED:

SALOMON BROTHERS ASSET MANAGEMENT INC


By: /s/ Joel Sauber
    ---------------------------------
Name: Joel Sauber
Title: Managing Director


ACCEPTED AND AGREED:


CLEARBRIDGE ADVISORS, LLC



By: /s/ Terrence Murphy
    ---------------------------------
Name: Terrence Murphy
Title: Chief Administrative Officer


ACCEPTED AND AGREED:

TRANSAMERICA FUND ADVISORS, INC.


By: /s/ John K. Carter
    ---------------------------------
Name: John K. Carter
Title: President & CEO